Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

TKO Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, par value $0.00001 per share	457(c)	29,373,139 (1)	$101.53 (2)	$2,982,254,802.67 (2)	0.0001102	$ 328,644.48

	Total Offering Amounts					$2,982,254,802.67		$ 328,644.48

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$ 328,644.48

(1)

Consists of (i) 29,073,139 shares of the registrant’s Class A common stock that may be sold by the selling securityholders and (ii) 300,000 shares of the registrant’s Class A common stock issuable upon conversion of the 3.375% Convertible Senior Notes due 2023 (the “Convertible Notes”) of World Wrestling Entertainment, Inc. and the Company, as co-issuer of the Convertible Notes. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and based upon the average of the high and low prices for a share of the registrant’s Class A common stock as reported on the New York Stock Exchange on September 14, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).